Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-210313

EQUINOX FRONTIER FUNDS

(a Delaware statutory trust)

PROSPECTUS SUPPLEMENT

TO

PROSPECTUS AND DISCLOSURE DOCUMENT

DATED APRIL 29, 2016

The following information amends the disclosure in the Prospectus and Disclosure Document dated as of April 29, 2016, as supplemented from time to time (the “Prospectus”). If any statement in this supplement conflicts with a statement in the Prospectus, the statement in this supplement controls. Capitalized terms not defined herein will have the meaning ascribed to such term in the Prospectus.

Equinox Fund Management, LLC

Managing Owner

DATED JUNE 2, 2016

EQUINOX FRONTIER FUNDS

EQUINOX FRONTIER DIVERSIFIED FUND; EQUINOX FRONTIER MASTERS FUND;

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

Supplement dated June 2, 2016 to the Prospectus and Disclosure Document dated as of April 29, 2016

The seventh paragraph under the heading “TRADING LIMITATIONS, POLICIES AND SWAPS – Trading Policies” is hereby deleted in its entirety and replaced with the following:

(6) A trading advisor will not initiate open futures or option positions that would result in net long or short positions requiring as margin or premium for outstanding positions in excess of 15% of the notional amount of any contract managed by the trading advisor, or in excess of 66% of the combined notional amount of all contracts managed by the trading advisor. Under certain market conditions, such as where there is an inability to liquidate open commodities positions because of daily price fluctuations, the managing owner may be required to commit margin or pay premiums in excess of the foregoing limits and in such case the managing owner will cause the trading advisor to reduce its open futures and option positions to comply with these limits before initiating new commodities positions.